Exhibit 1.01.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CTS CORPORATION

Conflict Minerals Report

For the Year Ended December 31, 2025

This Conflict Minerals Report (“Report”) of CTS Corporation and its consolidated subsidiaries (collectively, “CTS,” “we” or “our”) for the year ended December 31, 2025 is filed in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 13p-1 under the Exchange Act provides that a registrant must file this specialized disclosure report on Form SD if it manufactures or contracts to manufacture products for which certain “Conflict Minerals” (as defined below) are necessary to the functionality or production of such products. Conflict Minerals include cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, tin, tantalum, tungsten, and gold.

CTS, including through its subsidiaries, may at times manufacture, or contract to manufacture, products for which Conflict Minerals are necessary to the functionality or production of those products. As required for those products for which Conflict Minerals are necessary to their functionality or production, CTS conducted in good faith a reasonable country of origin inquiry with its direct suppliers and undertook due diligence measures reasonably designed to determine whether any of the Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”) or came from recycled or scrap sources. The results of CTS’ reasonable country of origin inquiry are contained in this Report. This Report is not audited.

1.
Company Overview

CTS designs, manufactures and sells a broad line of sensors, connectivity components, and actuators primarily to original equipment manufacturers and tier one suppliers for the aerospace and defense, industrial, medical and transportation markets. CTS operates in more than 20 locations across twelve countries and employs approximately 3,490 people. CTS’ vision is to be a leading provider of sensing and motion devices as well as connectivity components, enabling an intelligent and seamless world. More information about CTS can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is available free of charge on CTS’ website at http://investors.ctscorp.com. The information contained in CTS’ website or any other website referenced in this Report is not incorporated by reference into this Report and should not be considered part of this Report.

2.
Supply Chain

CTS does not purchase ore or unrefined Conflict Minerals directly from mines, smelters or refiners and is generally many levels downstream from these market participants. For this reason, CTS relies on information provided by its direct suppliers along with appropriate due diligence processes in preparing this Report.

3.
Reasonable Country of Origin Inquiry

CTS began its reasonable country of origin inquiry by contacting suppliers that, due to the nature of their business, might utilize Conflict Minerals (referred to as “direct suppliers”). In determining the supplier population, CTS considered supplier commodity type, material content, and manufacturing processes to focus outreach on suppliers most likely to provide products containing tin, tantalum, tungsten, or gold. CTS asked direct suppliers to complete the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”). The CMRT is regarded as the most commonly accepted reporting tool for Conflict Minerals content and sourcing information worldwide. The CMRT asked the direct suppliers to disclose the origin of any Conflict Minerals used in their manufacturing processes and to identify the Conflict Minerals facilities within their supply chains. Based on its reasonable country of origin inquiry and due diligence measures, CTS was unable to determine whether the necessary Conflict Minerals used in certain of the products manufactured by CTS or contracted by CTS to be manufactured originated in the Covered Countries or came from recycled or scrap sources.

CTS’ reasonable country of origin process was reasonably designed and performed in good faith, however, there are inherent limitations in the information provided to CTS by third parties, including the possibility of information being inaccurate, incomplete or falsified despite its efforts to validate and confirm the information. Over-reporting of smelters is common for companies that are several steps removed from the smelters. Many suppliers do not provide product-specific responses, in part because they may receive limited or incomplete information from their sub-tier suppliers. As a result, our suppliers typically list all smelters /refiners they may purchase from within the reporting period. The lack of information provided by suppliers prevents CTS from conclusively determining the countries of origin or the specific facilities that processed the Conflict Minerals that may be used in certain of CTS’ products.

4.
Due Diligence Process and Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity

Summarized below are the key elements of CTS’ due diligence process, which was conducted in a manner that conforms to the nationally recognized due diligence framework set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which can be found at http://www.oecd.org. As described above, the reasonable country of origin inquiry and due diligence measures that CTS undertook included requesting relevant direct suppliers to complete the CMRT which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant direct suppliers, and comparing smelters and refiners identified by the direct suppliers that responded and completed the CMRT to the Responsible Minerals Assurance Process (“RMAP”) Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org. In addition, CTS’ due diligence process also included the following elements:

A)
Management System

1.
Adopted a conflict minerals policy which is publicly available on the CTS website at: https://investors.ctscorp.com/governance/governance-documents/default.aspx.

2.
Assembled an internal team to implement, manage and execute CTS’ conflict minerals policy.

3.
Communicated to direct suppliers through the above-described reasonable country of origin inquiry.

4.
Adopted a system designed to allow engagement and communication with relevant direct suppliers and request information relating to the identity of the conflict mineral smelters and refiners in the supply chains of the relevant direct suppliers.

5.
Maintained a Supplier Code of Conduct that requires direct suppliers to commit to ensuring that the products they sell to CTS do not incorporate Conflict Minerals from the Covered Countries and to perform sufficient due diligence on their respective supply chains to determine whether products sold to the direct suppliers contain Conflict Minerals and, if so, whether and to what extent those metals are sourced from conflict-free smelters.

6.
Incorporated its Supplier Code of Conduct into its supplier purchase order terms and conditions.

B) Identification and Assessment of Supply Chain Risks

1.
Identified CTS’ relevant direct suppliers.

2.
Conducted reasonable country of origin inquiries as described above to identify the smelters and refiners that may contribute Conflict Minerals to certain CTS’ products and determine the country of origin of minerals sourced by those smelters and refiners.

3.
Reviewed the information and smelter data provided by relevant direct suppliers, and compared smelters and refiners identified by the relevant direct suppliers to the RMAP EXHIBIT 1.01 Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk and attempt to determine the mine or location of origin with the greatest possible specificity.

4.
Evaluated results and considered how to improve the identification and assessment process in future years.

5.
Results of Due Diligence

CTS solicited responses from 213 direct suppliers which resulted in the receipt of 205 complete CMRTs and the identification of 522 RMAP Conformant smelters and 8 smelters that are not listed as conformant or active with the RMAP as of May 15, 2026. Over-reporting of smelters is common for companies such as CTS that are several steps removed from the smelters. Many suppliers do not provide product-specific responses, in part because they may receive limited or incomplete information from their sub-tier suppliers. As a result, our suppliers typically list all smelters/refiners they may purchase from within the reporting period. The lack of information provided by suppliers prevents CTS from conclusively determining the countries of origin or the specific facilities that processed the Conflict Minerals that may be used in certain CTS products.

6.
Risk Mitigation and Continuous Improvement

CTS is committed to continuous improvement of its conflict minerals compliance program. Based on the results of its 2025 due diligence, CTS intends to take the following actions, as appropriate:

•
Engage with relevant direct suppliers associated with smelters or refiners that are not listed as conformant or active by the RMAP to encourage responsible sourcing and participation in recognized assurance programs;
•
Continue to encourage suppliers to provide product‑level CMRT responses where feasible to improve supply chain transparency;
•
Monitor changes in smelter and refiner conformance status through ongoing comparison to RMAP lists;
•
Evaluate opportunities to enhance supplier communication, training, and escalation procedures related to conflict minerals reporting; and
•
Periodically review and refine its conflict minerals processes to align with evolving regulatory expectations and industry best practices.

7.
Grievance Mechanism

CTS maintains mechanisms for employees and other stakeholders to raise concerns regarding ethical conduct and compliance matters, including matters related to responsible sourcing, through its established ethics and compliance reporting channels.

8.
Forward Looking Statements

Readers are cautioned that the statements contained in this document regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are, or may be deemed to be, “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this document, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “on track,” “poised,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are based on management’s expectations, certain assumptions, and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties, and other factors, which could cause CTS’ actual results, performance, or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: supply chain disruptions (including, but not limited to, the availability and cost of rare earth elements, minerals and metals); changes in the economy generally, including inflationary and/or recessionary conditions and increased tariffs, and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; the funding of contracts by the U.S. Government; the results of actions to reposition CTS’ business; rapid technological change; general market conditions in the transportation, as well as conditions in the industrial, aerospace and defense, and medical markets; reliance on key customers; unanticipated public health crises, natural disasters or other events; environmental compliance and remediation expenses; the ability to protect CTS’ intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks (including, without limitation, the impact of tariffs on China, Canada and Mexico, and other nations); the potential impact of U.S./China relations and the impact of geopolitical conflicts may have on our business, results of operations and financial condition; write offs of goodwill on our balance sheet; the amount and timing of any share repurchases; and the effect of any cybersecurity incidents on our business. Many of these, and other risks and uncertainties, are discussed in further detail in Item 1A. of CTS’s most recent Annual Report on Form 10-K and other filings made with the SEC. CTS undertakes no obligation to publicly update CTS’ forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.